As filed with the Securities and Exchange Commission on November 30, 2004

Registration No. 33-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ALADDIN KNOWLEDGE SYSTEMS LTD.
(Exact name of Registrant as specified in its charter)

Israel	Not Applicable
(State or other jurisdiction of incorporation	(I.R.S. Employer
or organization)	Identification No.)

15 Beit Oved Street
Tel Aviv 61110, Israel
(Address of Registrant’s principal executive offices)

ALADDIN KNOWLEDGE SYSTEMS LTD. WORLDWIDE 2003 SHARE OPTION PLAN
(full title of the plan)

Aladdin Knowledge Systems, Inc.
2920 N. Arlington Heights Road
Arlington Heights, IL 60004

(Name and address of agent for service)

(847) 818-3800
(Telephone number, including area code, of agent for service) with copies to:

David H. Schapiro, Esq.	William W. Matthews, Esq.
Yigal Arnon & Co.	Klehr, Harrison, Harvey,
1 Azrieli Center	Branzburg & Ellers LLP
Tel Aviv 67021, Israel	260 S. Broad Street
(972-3) 608-7777	Philadelphia, PA 19102-3163
(215) 568-6060

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

Ordinary Shares	170,700	$29.61(2)	$5,054,427.00	$641.00
Ordinary Shares	65,000	$8.52(3)	$553,800.00	$70.37
Ordinary Shares	126,700	$8.51(4)	$1,078,217.00	$137.00
Ordinary Shares	60,050	$15.40(5)	$924,770.00	$117.00
Ordinary Shares	2,500	$18.00(6)	$45,000.00	$6.00
Ordinary Shares	10,300	$13.05(7)	$134,415.00	$17.00
Ordinary Shares	64,750	$15.50(8)	$1,003,625.00	$127.00
Total	500,000		$8,794,254.00	$1,115.37

(1)	In addition, in accordance with Rule 416(a) under the Securities Act of 1933, as amended, this registration statement also covers such indeterminate number of shares as may become subject to options under the Aladdin Knowledge Systems Ltd. Worldwide 2003 Share Option Plan (the “Plan”) as a result of the adjustment provisions therein.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and (c) of the Securities Act of 1933, as amended, and based upon the average of the high and low prices of the Registrant’s Ordinary Shares as reported on the Nasdaq National Market on November 22, 2004.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, with respect to 65,000 outstanding options granted on December 16, 2003, and based upon the exercise price provided for in such options.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, with respect to 126,700 outstanding options granted on December 29, 2003, and based upon the exercise price provided for in such options.

(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, with respect to 60,050 outstanding options granted on March 12, 2004, and based upon the exercise price provided for in such options.

(6)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, with respect to 2,500 outstanding options granted on June 22, 2004, and based upon the exercise price provided for in such options.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, with respect to 10,300 outstanding options granted on July 8, 2004, and based upon the exercise price provided for in such options.

(8)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, with respect to 64,750 outstanding options granted on September 7, 2004, and based upon the exercise price provided for in such options.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

        The documents containing the information specified in Part I of this Registration Statement on Form S-8 will be sent or given to participants in the Aladdin Knowledge Systems Ltd. Worldwide 2003 Share Option Plan (the “Plan”) as specified by Rule 428(b)(i) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not being filed with the Securities and Exchange Commission (the “SEC” or the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents, together with the documents incorporated by reference herein pursuant to Item 3 of Part II of this Registration Statement, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

        THE COMPANY HAS RECEIVED FROM THE SECURITIES AUTHORITY OF THE STATE OF ISRAEL AN EXEMPTION PURSUANT TO THE RELEVANT PREVAILING LAWS OF THE STATE OF ISRAEL, WITH RESPECT TO OFFERING OF THE SECURITIES DESCRIBED IN THIS PROSPECTUS TO THE EMPLOYEES OF THE COMPANY IN ISRAEL.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Information by Reference

        The SEC allows us to “incorporate by reference” the information that we file with it. The following documents filed by Aladdin Knowledge Systems Ltd. (the “Registrant”) are incorporated by reference in this registration statement:

    (1)        Registrant’s Annual Report on Form 20-F for the year ended December 31, 2003 (the “Annual Report”) filed on June 30, 2004, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

    (2)        All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since June 30, 2004 including our Reports of Foreign Private Issuers, on Form 6-K filed on July 1, 2004, July 20, 2004, July 22, 2004, July 29, 2004, August 26, 2004, September 8, 2004, October 4, 2004, October 5, 2004, October 14, 2004 and October 21, 2004, and on Form S-8 filed on July 20, 2004.

    (3)        The description of the Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A dated September 24, 1993, filed under the Exchange Act, including any amendment or report subsequently filed by the Registrant for the purpose of updating the information contained therein.

        In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

        Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

        Sections 260 and 261 of the Israeli Companies Law 5759-1999 (the “Law”) permit a company’s articles of association to provide that (i) the company may insure an Office Holder (as defined below) for the breach of his duty of care or fiduciary duty to the extent he acted in good faith and had reasonable grounds to believe that the act would not cause the company any harm, as well as for monetary liabilities imposed on him as a result of an act or omission he committed in connection with his serving as an Office Holder of the company and (ii) the company may indemnify an Office Holder in connection with his service, in such capacity, for monetary liability imposed on him pursuant to a judgment, including a settlement or arbitration decision approved by a court, in an action brought against him by a third party as well as for reasonable legal expenses, including attorney’s fees incurred in an action brought against him by or on behalf of the company or others, or as a result of a criminal charge of which he was acquitted, or in a criminal prosecution in which he was convicted of an offense that does not require proof of criminal intent.

        These provisions are specifically limited in their scope by the Law, which provides that a company may not indemnify an Office Holder or enter into an insurance contract which would provide coverage for any monetary liability incurred as a result of the following: (a) a breach by the Office Holder of his fiduciary duty unless he acted in good faith and had a reasonable basis to believe that the act would not prejudice the company, (b) a breach by the Office Holder of his duty of care if such breach was done intentionally or in disregard of the circumstances of the breach or its consequences, (c) any act or omission done with the intent to derive an illegal personal benefit, or (d) any fine levied against the Office Holder as a result of a criminal offense.

        Office Holder is defined in the Law as a “Director, General Manager, Chief Business Manager, Deputy General Manager, Vice General Manager, any person who holds a said position in the company, even if he has a different title, and also any other manager who is directly answerable to the General Manager.”

        Articles 55 through 59 of the Articles of Association of the Registrant provide as follows:

        Indemnification and Insurance

55.	Exemption From Duty of Care. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve in advance to exempt an Office Holder from all or part of such Office Holder’s responsibility or liability for damages caused to the Company due to any breach of such Office Holder’s duty of care towards the Company.

56.	Indemnification. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may indemnify any Office Holder to the fullest extent permitted by the Companies Law. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve retroactively to indemnify an Office Holder with respect to the following liabilities and expenses, provided that such liabilities or expenses were incurred by such Office Holder in such Office Holder’s capacity as an Office Holder of the Company: (i) a monetary liability imposed on an Office Holder pursuant to a judgment in favor of another person, including a judgment imposed on such Office Holder in a compromise or in an arbitration decision that was approved by a court of law; (ii) reasonable legal expenses, including attorney’s fees, which the Office Holder incurred or with which the Office Holder was charged by a court of law, in a proceeding brought against the Office Holder, by the Company or by another on behalf of the Company, or in a criminal prosecution in which the Office Holder was acquitted, or in a criminal prosecution in which the Office Holder was convicted of an offense that does not require proof of criminal intent; and (iii) any other obligation or expense for which it is or shall be permitted to indemnify an Office Holder. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may resolve in advance to indemnify the Company’s Office Holders for those liabilities and expenses described in this Article 56 (i), (ii) and (iii), provided that (i) in the opinion of the Board of Directors such liabilities and expenses can be foreseen at the time the undertaking to indemnify is provided, and (ii) the Board of Directors shall set a reasonable limit to the amounts for such indemnification under the circumstances.

57.	Insurance. Subject to the provisions of the Companies Law including the receipt of all approvals as required therein or under any applicable law, the Company may enter into an agreement to insure an Office Holder for any liability that may be imposed on such Office Holder in connection with an act performed by such Office Holder in such Office Holder’s capacity [as] an Office Holder of the Company, with respect to each of the following: (i) violation of the duty of care of the Office Holder towards the Company or towards another person; (ii) breach of the fiduciary duty towards the Company, provided that the Office Holder acted in good faith and with reasonable grounds to assume that the action in question was in the best interests of the Company; (iii) a financial obligation imposed on the Office Holder for the benefit of another person; and (iv) any other obligation or expense for which it is or shall be permitted to insure an Office Holder.

58.	Articles 55, 56 and 57 shall not apply under any of the following circumstances: (i) a breach of an Office Holder’s fiduciary duty, in which the Office Holder did not act in good faith and with reasonable grounds to assume that the action in question was in the best interest of the Company; (ii) a grossly negligent or intentional violation of an Office Holder’s duty of care; (iii) an intentional action by an Office Holder in which such Office Holder intended to reap a personal gain illegally; and (iv) a fine or ransom levied on an Office Holder.

59.	The Company may procure insurance for or indemnify any person who is not an Office Holder, including without limitation, any employee, agent, consultant or contractor, provided, however, that any such insurance or indemnification is in accordance with the provisions of these Articles and any applicable law.

        We currently provide indemnification to all of our directors and officers for up to $7,000,000 (in addition to any amounts paid out under our insurance policies). We currently maintain a Directors and Officers liability insurance policy with a per claim aggregate coverage limit of $10,000,000, including legal costs, however, such policy was recently increased to a per claim aggregate coverage limit of $15,000,000, including legal costs, effective June 1, 2004 and subject to the approval of our shareholders.

        Reference is made to Item 9 of this Registration Statement for additional information regarding indemnification of directors and officers.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

4.1	Specimen of Certificate for Ordinary Shares which is incorporated by reference to Exhibit 4.1 to Registration Statement on Form F-1 (File No. 33-67986).

4.2	Forms of 2003 Share Option Purchase Agreement (as set forth below).

4.2(a)	Israel Form Share Option Purchase Agreement.

4.2(b)	United States Form Share Option Purchase Agreement.

4.2(c)	United Kingdom Form Share Option Purchase Agreement.

4.2(d)	France Form Share Option Purchase Agreement.

4.2(e)	Germany Form Share Option Purchase Agreement.

4.2(f)	Japan Form Share Option Purchase Agreement.

4.2(g)	Netherlands Form Share Option Purchase Agreement.

4.3	Aladdin Knowledge System Ltd. Worldwide 2003 Share Option Plan and Addendums.

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Kost, Forer, Gabbay & Kasierer, C.P.A.

23.2	Consent of Yigal Arnon & Co. (included in the opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein).

Item 9. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

    (ii)        To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum approximate offering price set forth in the Calculation of Registration Fee table in the effective registration statement; and

    (iii)        To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tel Aviv, State of Israel, on the 30th day of November, 2004.

ALADDIN KNOWLEDGE SYSTEMS LTD. BY: /S/ Yanki Margalit —————————————— Yanki Margalit, Chairman of the Board and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Yanki Margalit —————————————— Yanki Margalit	Chairman of the Board and Chief Executive Officer (principal executive officer)	November 30, 2004

/s/ David Assia —————————————— David Assia	Director	November 30, 2004

/s/ Menahem Gutterman —————————————— Menahem Gutterman	Outside Director	November 30, 2004

/s/ Dany Margalit —————————————— Dany Margalit	Director and Executive Vice President	November 30, 2004

/s/ Orna Berry —————————————— Orna Berry	Outside Director	November 30, 2004

/s/ Erez Rosen —————————————— Erez Rosen	Chief Financial Officer (principal financial officer and principal accounting officer)	November 30, 2004

Authorized Representative in the United States: /s/ Klehr, Harrison, Harvey, Branzburg & Ellers LLP —————————————— Klehr, Harrison, Harvey, Branzburg & Ellers LLP	November 30, 2004

Exhibit Index

4.2	Sample Forms of 2003 Share Option Purchase Agreement

4.2(a)	Israel Form Share Option Purchase Agreement

4.2(b)	United States Form Share Option Purchase Agreement

4.2(c)	United Kingdom Form Share Option Purchase Agreement

4.2(d)	France Form Share Option Purchase Agreement

4.2(e)	Germany Form Share Option Purchase Agreement

4.2(f)	Japan Form Share Option Purchase Agreement

4.2(g)	Netherlands Form Share Option Purchase Agreement

4.3	Aladdin Knowledge Systems Ltd. Worldwide 2003 Share Option Plan and Addendums

5.1	Opinion of Yigal Arnon & Co.

23.1	Consent of Kost, Forer, Gabbay & Kasierer, C.P.A.

23.2	Consent of Yigal Arnon & Co. (included as part of opinion of Yigal Arnon & Co. filed as Exhibit 5.1 herein)